UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 9, 2020
FIRSTCASH, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-10960	75-2237318
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 West 7th Street, Fort Worth, Texas 76102
(Address of principal executive offices, including zip code)

(817) 335-1100
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	FCFS	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01 Entry into a Material Definitive Agreement.

On November 9, 2020, FirstCash, Inc. (the “Company”) entered into the Fourth Amendment to Amended and Restated Credit Agreement (the “2020 Amendment’) for its existing U.S. revolving unsecured credit facility (the “Credit Facility”). Under the 2020 Amendment, the annual commitment fee on the average daily unused portion of the Credit Facility was reduced from 50 basis points to 32.5 basis points. In addition, certain financial covenants were amended temporarily, as described below, due to the expected short-term impact of COVID-19 on the Company’s earnings.

The permitted domestic leverage ratio and consolidated leverage ratio were temporarily increased under the 2020 Amendment. The domestic leverage ratio will remain at the current level of 4.5 times domestic EBITDA, adjusted for certain customary items as more fully set forth in the Credit Facility (“Adjusted Domestic EBITDA”), through December 31, 2020, then increases to 4.75 times Adjusted Domestic EBITDA through June 30, 2021 and then decreases to 4.5 times Adjusted Domestic EBITDA through December 31, 2021. The consolidated leverage ratio was increased from 2.75 to 3.25 times consolidated EBITDA, adjusted for certain customary items as more fully set forth in the Credit Facility (“Adjusted EBITDA”), through December 31, 2020 and then increases to 3.5 times Adjusted EBITDA through June 30, 2021 when it decreases to 3.25 times Adjusted EBITDA through December 31, 2021. The temporary changes to the leverage ratios as provided in the 2020 Amendment will revert to the previously scheduled ratios of 4.0 times Adjusted Domestic EBITDA and 3.0 times Adjusted EBITDA effective January 1, 2022. The 2020 Amendment also includes additional limits to certain restricted payments when the domestic leverage ratio is equal to or greater than 4.0 times Adjusted Domestic EBITDA or when the consolidated leverage ratio is equal to or greater than 3.25 times Adjusted EBITDA, which are more fully described in the 2020 Amendment.

The committed amount of the Credit Facility remains at $500 million and the Credit Facility continues to mature on December 19, 2024 and bear interest at the Company’s option of either (i) the prevailing London Interbank Offered Rate (“LIBOR”) (with interest periods of 1 week or 1, 2, 3 or 6 months at the Company’s option) plus a fixed spread of 2.5% or (ii) the prevailing prime or base rate plus a fixed spread of 1.5%. The Credit Facility provides for a customary methodology for determining a replacement benchmark rate and fixed spread in the event that LIBOR becomes unavailable to use as a benchmark rate.

The preceding description of the Fourth Amendment to Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Fourth Amendment to Amended and Restated Credit Agreement, which is filed as Exhibit 10.1 hereto, and incorporated into this report by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above and the full text of the Fourth Amendment to Amended and Restated Credit Agreement, which is attached hereto as Exhibit 10.1, are incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

10.1
Fourth Amendment to Amended and Restated Credit Agreement, dated November 9, 2020, between FirstCash, Inc., certain subsidiaries of the borrower from time to time party thereto, the lenders party thereto, and Wells Fargo Bank, National Association.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: November 10, 2020	FIRSTCASH, INC.
(Registrant)

/s/ R. DOUGLAS ORR
R. Douglas Orr
Executive Vice President and Chief Financial Officer
(As Principal Financial and Accounting Officer)

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